UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) November 23, 2010

GT SOLAR INTERNATIONAL, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	001-34133 (Commission File Number)	03-0606749 (IRS Employer Identification No.)

243 Daniel Webster Highway
Merrimack, New Hampshire 03054
(Address of Principal Executive Offices, including Zip Code)

(603) 883-5200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 23, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of GT Solar International, Inc. (the “Company”) approved a special bonus opportunity for fiscal 2011.  All participants in the Company’s fiscal 2011 Executive Incentive Plan (the “EIP”), the Company’s Section 162(m) Performance Incentive Plan (the “162(m) Plan”), and the Company’s Management Incentive Plan (the “MIP”) are eligible to receive the bonus payment, including all of the Company’s named executive officers, who participate in the EIP and the 162(m) Plan (with the exception of Richard Johnson, who is only eligible to participate in the MIP).  The special bonus payment will equal up to one times the applicable participant’s annual target (the “Participant’s Target”) for each of the respective plans.  The bonus is contingent on the Company’s achievement of operating income (as defined in the 162(m) plan and the MIP) targets set by the Committee.  If operating income is between 10% over the operating income target established in the 162(m) Plan and MIP (the “Entry Point”) and the mid-point in the range (the “Mid-Point”) between the Entry Point and the maximum target established by the Committee on November 23, 2010, the special bonus will equal between 0% to 25% of a Participant’s Target, such bonus amount increasing linearly with achievement of increased operating income.  If operating income is between the Mid-Point and the maximum target, the special bonus will equal between 25% to 100% of a Participant’s Target, such bonus amount increasing linearly with achievement of increased operating income.  The special bonus is payable in the following increments: (1) 50% upon the filing of the Company’s Form 10-K for fiscal year 2011 and contingent upon the participant being employed by the Company at the date of filing; and (2) 50% upon the filing of the Company’s Form 10-K for fiscal year 2012 and contingent upon the participant being employed by the Company at the date of filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GT SOLAR INTERNATIONAL, INC.

/s/ Hoil Kim
Date: November 30, 2010	By:	Hoil Kim
	Its:	Vice President, Chief Administrative Officer, General Counsel and Secretary